Exhibit 10.2

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

Dated as of December 28, 2004

among

USF REDDAWAY INC.,
as an Originator,

USF HOLLAND INC.,
as an Originator,

USF FINANCE COMPANY LLC,
as Buyer

and

USF CORPORATION,
as Servicer

TABLE OF CONTENTS
(continued)

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     THIS PURCHASE AND SALE AGREEMENT dated as of December 28, 2004 (this “Agreement”), between USF REDDAWAY INC., an Oregon corporation (“USF Reddaway”), USF HOLLAND INC., a Michigan corporation (“USF Holland” and, together with USF Reddaway and each other Subsidiary of Servicer that becomes party hereto, the “Originators”), USF FINANCE COMPANY LLC, a Delaware limited liability company (“Buyer”), and USF CORPORATION, a Delaware corporation (“Servicer”). The parties agree as follows:

SECTION 1. DEFINITIONS AND RELATED MATTERS

     1.1 Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in Schedule I to the Receivables Sale Agreement dated as of December 28, 2004, (as amended or modified from time to time, the “Second Tier Agreement”), among the Buyer, USF Corporation, as the Initial Servicer, ABN AMRO Bank N.V., as the Windmill Purchaser Agent and Agent, the other Purchaser Agents from time to time party thereto, the Related Bank Purchasers from time to time party thereto, Windmill Funding Corporation, as a Conduit Purchaser, USF Assurance Co. Ltd. and the other Purchasers from time to time party thereto, as such agreement may be amended or modified from time to time; and (b) terms defined in Article 9 of the UCC and not otherwise defined herein are used as defined in such Article 9.

     In addition, the following terms will have the meanings specified below:

     “Allocation Percentage” means, at any time with respect to any Originator and any Settlement Period, the result of (x) the aggregate outstanding balance of the Eligible Receivables, originated by such Originator during such Settlement Period, divided by (y) the Eligible Receivable Balance during such Settlement Period.

     “Closing Date” means the date on which this Agreement and the Second Tier Agreement become effective in accordance with their terms.

     “Collection” means any amount paid, or deemed paid, on a Receivable, including the proceeds of collateral securing, or any guaranty of, such Receivable or by any Originator under Section 3.2.

     “Discount Factor” means a percentage, agreed upon between the Buyer and the Originators from time to time, calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors. The Originators and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Settlement Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of any previous purchase. The initial Discount Factor on the date hereof shall be 3.00%.

     “Excluded Losses” has the meaning assigned thereto in Section 7.2.

     “Indemnified Losses” has the meaning assigned thereto in Section 7.1.

     “Indemnified Party” has the meaning assigned thereto in Section 7.1.

     “Initial Funding Date” means the date hereof.

     “Net Worth” means as of the last Business Day of each Settlement Period preceding any date of determination, the excess, if any, of (a) the aggregate outstanding balance of the Receivables at such time, over (b) the sum of (i) the Aggregate Investment outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Notes (including any loan thereunder proposed to be made on the date of determination).

     “Originators” has the meaning assigned thereto in the first paragraph.

     “Purchase Price” means, with respect to any purchase of Receivables on any date, the aggregate price to be paid by Buyer to the Originators for such purchase in accordance with Section 2.3 of this Agreement for the Receivables and Collections being sold to Buyer on such date, which price shall equal (i) the product of (x) the outstanding principal balance of such Receivables, multiplied by (y) one minus the Discount Factor then in effect, minus (ii) any Deemed Collections to be credited against the Purchase Price otherwise payable in accordance with Section 3.2 of the Agreement.

     “Receivable” means each obligation of an Obligor to pay for services rendered by an Originator and includes (i) the related Originator’s rights to payment of any interest or finance charges relating to such Receivable, (ii) all security interests, guaranties and property securing or supporting payment of such Receivable, (iii) all Records, and (iv) and all proceeds of the foregoing. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after the Seller receives payment of such Deemed Collections under Section 3.2.

     “Required Capital Amount” means, as of any date of determination, an amount equal to 5% of the aggregate outstanding balance of Receivables.

     “Settlement Date” means the seventh Business Day of each month.

     “Settlement Period” means a calendar month (or, in the case of the first Settlement Period, the period from the Initial Funding Date to the end of the calendar month in which the Initial Funding Date occurs).

     “Unpaid Balance” means, with respect to any Receivable, the outstanding unpaid amount thereof.

     1.2 Other Interpretive Matters. In this Agreement, unless otherwise specified: (a) references to any Section or Annex refer to such Section of, or Annex to, this Agreement, and references in any Section or definition to any subsection or clause refer to such subsection or clause of such Section or definition; (b) “herein”, “hereof”, “hereto”, “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “including” means including without limitation, and other forms of the verb “to include” have correlative meanings; (d) the word “or” is not exclusive; and (e) captions are solely for convenience of reference and shall not affect the meaning of this Agreement.

SECTION 2. AGREEMENT TO PURCHASE AND SELL

     2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, each Originator hereby sells to Buyer, and Buyer hereby purchases from such Originator, all of such Originator’s right, title and interest in, to and under the Receivables and all proceeds thereof (including all Collections with respect thereto), in each case whether now existing or hereafter arising or acquired.

     2.2 Timing of Purchases. All of the Receivables existing at the opening of each Originator’s business on the Initial Funding Date are hereby sold to Buyer as of the Initial Funding Date. On and after the Initial Funding Date, each Receivable of each Originator shall be deemed to have been sold to Buyer immediately (and without further action by any Person) upon the creation of such Receivable. The proceeds with respect to each Receivable (including all Collections with respect thereto) shall be sold at the same time as such Receivable, whether such proceeds (or Collections) exist at such time or arise or are acquired thereafter.

     2.3 Purchase Price. (a) The amount paid for the Receivables sold by the Originators to the Buyer on any Business Day shall be the Purchase Price with respect to such Receivables.

     (b) The Purchase Price for the purchase of Receivables in existence at the opening of business on the Closing Date and on each Business Day on which Receivables are sold hereunder shall be payable in full by Buyer to the applicable Originator on the date of such sale, and shall be paid to such Originator in the following manner:

first, by delivery of immediately available funds, to the extent of funds available to the Buyer from its subsequent sale of an interest in the Receivables to the Agent for the benefit of the Purchasers under the Second Tier Agreement or other cash on hand; and

second, by delivery of the proceeds of a subordinated revolving loan from the applicable Originator to the Buyer (a “Subordinated Loan”) under the applicable subordinated promissory note (the “Subordinated Note”), provided that the amount of any such advance shall not exceed the least of (a) the remaining unpaid portion of such Purchase Price and (b) the maximum Subordinated

Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount.

Subject to the limitations set forth above, each Originator irrevocably agrees to make each Subordinated Loan requested by Buyer on or prior to the Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Notes and shall be payable solely from funds which Buyer is not required under the Second Tier Agreement to set aside for the benefit of, or otherwise pay over to, the Purchasers.

     (c) Although the Purchase Price for each Receivable coming into existence after the date hereof shall be paid in full by Buyer to the applicable Originator on the date such Receivable is purchased, a precise reconciliation of the Purchase Price between Buyer and such Originator shall be effected on a monthly basis on each Settlement Date with respect to all Receivables sold during the prior Settlement Period and based on the information contained in the Periodic Report delivered by the Servicer pursuant to Article III of the Second Tier Agreement for the Settlement Period then most recently ended. Although such reconciliation shall be effected on Settlement Dates, increases or decreases in the amount owing under the Subordinated Notes made pursuant to Section 2.3(b) shall be deemed to have occurred and shall be effective as of the day such increases or decreases occur. On each Settlement Date, each Originator shall determine the net increase or the net reduction in the outstanding principal amount of its Subordinated Note occurring during the immediately preceding Settlement Period and shall account for such net increase or net reduction in its books and records. Each Originator hereby agrees that within three (3) Business Days after the Buyer so requests, such Originator will provide the Buyer with a current report of daily sales giving rise to Receivables purchased hereunder and a current daily report of Collections received.

     (d) The Servicer shall maintain up-to-date and ongoing records of the purchase prices due to each Originator for Receivables purchased hereunder and the outstanding principal balance of each Originator’s Subordinated Note.

     2.4 No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the purchase and sale of Receivables under this Agreement shall be without recourse to the applicable Originator. Each Originator and Buyer intend the transactions hereunder to constitute true sales of Receivables by the applicable Originator to Buyer, providing Buyer with the full risks and benefits of ownership of the Receivables (such that the Receivables would not be property of such Originator’s estate in the event of such Originator’s bankruptcy).

     Buyer shall not have any obligation or liability with respect to any Receivable, nor shall Buyer have any obligation or liability to any Obligor or other customer or client of any Originator (including any obligation to perform any of the obligations of any Originator under any Receivable).

     2.5 Characterization. If, notwithstanding the intention of the parties expressed in Section 2.4, any sale of Receivables by any Originator to Buyer hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables hereunder shall constitute a true sale thereof, each Originator hereby grants to Buyer a duly perfected security interest in all of such Originator’s right, title and interest in, to and under all Receivables now existing and hereafter arising, all Collections and other proceeds with respect thereto, each Lock-Box Account, each Lock-Box, all other rights and payments relating to the Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the purchase price of the Receivables together with all other obligations of such Originator hereunder, which security interest shall be prior to all other Adverse Claims thereto; provided that the Originators shall not be required to cause the interest in the Lock-Box Accounts to be perfected through the execution of the Lock-Box Agreements until the date that is 45 days after the Closing Date. Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

     2.6 License. In connection with such transfer, each Originator hereby grants to each of Buyer, the Agent and the Servicer an irrevocable, nonexclusive license to use, without royalty or payment of any kind, all software used by such Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by such Originator or is owned by others and used by it under license agreements with respect thereto (to the extent permitted under such license agreement). The license granted hereby shall be irrevocable until the indefeasible payment in full of all amounts due and owing the Agent and the Purchasers under the Second Tier Agreement.

     2.7 Additional Originators. Any Subsidiary of the Parent may become an Originator hereunder upon (i) the written approval of the Buyer, the Parent and the Agent, (ii) the execution of a Joinder Agreement by such Subsidiary in the form of Exhibit A attached hereto, (iii) the execution of a Subordinated Note by the Buyer in favor of such Subsidiary, (iv) the delivery of the documentation described in Section 7.1(c) of the Second Tier Agreement with respect to such Subsidiary and (v) such other approvals, opinions or documents as the Agent or any Conduit Purchaser may reasonably request.

SECTION 3. ADMINISTRATION AND COLLECTION

     3.1 Parent to Service. Parent shall be responsible for the servicing, administration and collection of the Receivables, all on the terms set out in (and subject to any rights to terminate the Parent as Servicer pursuant to) the Second Tier Agreement. Notwithstanding the sale of Receivables pursuant to this Agreement, the Parent intends to appoint each Originator as a sub-servicer of the Receivables originated by it, subject to any rights to terminate the Originators as sub-servicers pursuant to the Second Tier Agreement. The parties hereto agree that the Originators will fulfill certain of the Servicer’s obligations and duties as the Initial Servicer with respect to the Receivables under the Second Tier Agreement. Notwithstanding such appointment, the Parent shall remain primarily liable for the performance of the duties and obligations of the Servicer under the Transaction Documents.

     3.2 Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected services, any cash discount or adjustment (including as a result of the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the applicable Originator shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If any representation or warranty set forth in Section 4.2(a), (b), (e) and (g) of any Originator related to a Receivable is not true or is not satisfied on the date such Receivable is sold hereunder or any Originator shall breach any covenant set forth in Section 5.1(i) or (j) related to a Receivable, such Originator shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. Not later than the first Settlement Date after any Originator is deemed pursuant to this Section 3.2 to have received any Collections, such Originator shall transfer to Buyer immediately available funds in the amount of such deemed Collections; provided, however, that if no such application is required under the Second Tier Agreement, Buyer and the applicable Originator may agree to offset the Purchase Price to be paid for Receivables on such date by the amount of such deemed Collections or reduce the outstanding principal amount of the Subordinated Note in lieu of all or part of such transfer. To the extent that Buyer subsequently receives Collections with respect to any such Receivable, Buyer shall pay the applicable Originator an amount equal to the amount so collected, such amount to be payable in the same manner and priority as deferred purchase price.

     3.3 Actions Evidencing Purchases. (a) On or prior to the Initial Funding Date, each Originator shall cause the Parent to clearly and conspicuously mark its books and records, and all information delivered to any third party (including without limitation any data tapes or electronic files), with a legend, acceptable to Buyer, evidencing that the Receivables have been sold in accordance with this Agreement. In addition, each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that Buyer or its assignee may reasonably request in order to perfect, protect or more fully evidence the purchases hereunder, or to enable Buyer or its assigns to exercise or enforce any of their respective rights with respect to the Receivables. Without limiting the generality of the foregoing, each Originator hereby authorizes Buyer and its designee to file, and (to the extent necessary under applicable laws) will upon the request of Buyer or its designee execute and file, such financing or continuation statements, or amendments thereto or assignments thereof.

     (b) Each Originator hereby authorizes Buyer or its assignee to (i) file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables, together with related Collections and other proceeds, now existing or hereafter arising in the name of Originator and (ii) to the extent required by the Second Tier Agreement, to notify Obligors of the assignment of the Receivables. Each Originator hereby irrevocably appoints Buyer or its assignee as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of each Originator, to take any and all steps deemed desirable by Buyer or its assignee, in the name and on behalf of each Originator to effect clauses (i) and (ii) above. The Buyer’s power under this Section 3.3(b) shall not subject Buyer or its assignee to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon Buyer or its assignee.

     3.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to an Originator shall, except as otherwise specified by such Obligor (including by reference to a particular invoice), or required by the related contracts or law, be applied, first, as a Collection of any Receivable or Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest of such Receivables, and, second, to any other indebtedness of such Obligor to such Originator.

SECTION 4. REPRESENTATIONS AND WARRANTIES

     4.1 Mutual Representations and Warranties. Each of the Originators and Buyer represents and warrants as to itself to the other and their assigns on the date hereof and on the date of each purchase of Receivables hereunder as follows:

     (a) Corporate Existence and Power. It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or formation and has all corporate power or limited liability company power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect.

     (b) Corporate Authorization and No Contravention. Its execution, delivery and performance of each Transaction Document to which it is a party (i) are within its corporate powers or limited liability company, (ii) have been duly authorized by all necessary corporate or limited liability company action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (B) its charter or by-laws or limited liability company agreement or (C) any agreement, order or other instrument to which it is a party or its property is subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any of its indebtedness.

     (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person (other than the parties to the Second Tier

Agreement as may be required under the Transaction Documents) is required in connection with the execution, delivery and performance by it of any Transaction Document or any transaction contemplated thereby other than the filing of the financing statements contemplated by the Transaction Documents which will be made within ten (10) days of the Closing Date.

     (d) Binding Effect. Each Transaction Document to which it is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     4.2 Additional Representations by Originator. Each Originator further represents and warrants as to itself to Buyer and its assigns on the date hereof and on the date of each purchase of Receivables hereunder as follows:

     (a) Perfection of Ownership Interest. Immediately preceding its sale of Receivables to the Buyer, such Originator was the owner of, and upon such sale effectively sold, such Receivables to the Buyer, free and clear of any Adverse Claim. The Buyer owns the Receivables free of any Adverse Claim created by or through the Originator other than the interests of the Purchasers (through the Agent) therein that are created.

     (b) Accuracy of Information. All information furnished by such Originator to Buyer, the Agent or the Purchasers (including without limitation the information provided by such Originator in each Periodic Report) in connection with any Transaction Document, or any transaction contemplated thereby, is, at the time so furnished, true and accurate in all material respects and does not, at the time so furnished, omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading on the date as of which such information is dated or certified.

     (c) No Actions, Suits. Other than as disclosed on Schedule 4.2(c), there are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting such Originator or any of its properties, that (i) if adversely determined (individually or in the aggregate), would reasonably be expected to have a Material Adverse Effect or (ii) involve any Transaction Document or any transaction contemplated thereby. Such Originator is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (d) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits E through G of the Second Tier Agreement (to the extent describing such Originator) is true and complete, subject to any changes permitted by, and notified to the Agent or the Purchaser Agents, as applicable, in accordance with, Article V of the Second Tier Agreement. Such Originator has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than Buyer and, upon delivery to a Lock-Box Bank of the related Lock-Box Agreement, Buyer (or the Agent, as its assignee) will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

     (e) Credit and Collection Policy. Each Receivable sold by it has been originated in compliance in all material respects with its Credit and Collection Policy.

     (f) Sales by such Originator. Each sale by such Originator to the Buyer of an interest in Receivables has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by such Originator to the Buyer.

     (g) Eligible Receivables. Each Receivable sold by such Originator and reported by such Originator as an Eligible Receivable on such date is an Eligible Receivable on such date.

SECTION 5. GENERAL COVENANTS

     5.1 Covenants. Each Originator hereby covenants and agrees to comply with the following covenants and agreements, unless the Buyer (with the consent of the Agent) shall otherwise consent:

     (a) Information Regarding Receivables. Such Originator will maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Buyer, with reasonable promptness, such information relating to the Receivables as Buyer or its assigns may reasonably request.

     (b) Notices. Within two (2) Business Days of a Responsible Officer becoming aware of or receiving notice of any of the following such Originator will notify the Buyer and provide a description of:

               (i) Potential Termination Events. The occurrence of any Potential Termination Event or Termination Event;

               (ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made) in any material respect;

               (iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

               (iv) Judgments. The entry of any judgment or decree against such Originator if the aggregate amount (not covered by insurance) of all judgments then outstanding against such Originator is more than $10,000,000;

               (v) Change in Business. Any change in, or proposed change in, the character of such Originator’s business that would reasonably be expected to have a Material Adverse Effect.

     (c) Conduct of Business. Such Originator will perform all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business if the failure to maintain such authority would reasonably be expected to have a Material Adverse Effect.

     (d) Compliance with Laws. Such Originator will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which any Receivable of such Originator or Collections thereof, may be subject where such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     (e) Furnishing Information and Inspection of Records. Such Originator will furnish to Buyer or its assignee such Records concerning the Receivables of such Originator as Buyer may reasonably request. Such Originator will permit, at any time during regular business hours, and, so long as no Termination Event exists, upon reasonable notice, the Buyer or its assignee (or any representatives thereof, including independent public accountants) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of such Originator for the purpose of examining the Records, (iii) to discuss matters relating hereto with any of such Originator’s officers, directors, employees or independent public accountants having knowledge of such matters and (iv) to conduct an audit of the Records or make test verifications of the Receivables of such Originator and Collections thereof, provided that so long as no Termination Event exists, the Agent (as assignee of the Buyer) shall not conduct more than one such audit of each Originator at the expense of such Originator in any calendar year.

     (f) Keeping Records. Such Originator will have and maintain (A) administrative and operating procedures (including an ability to recreate Records necessary to service outstanding Receivables and prepare reports required by the Transaction Documents if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables of such Originator (including Records adequate to permit the immediate identification of each new Receivable of such Originator and all Collections thereof of, and adjustments to, each existing Receivable of such Originator and to effect the settlements contemplated by this Agreement). Such Originator will, at all times from and after the date hereof, clearly and conspicuously mark its books and records, and all information delivered to any third party (including without limitation any data tapes or electronic files), with a legend describing the Buyer’s interest in the Receivables of such Originator.

     (g) Perfection. (i) Such Originator will, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Buyer or its assignee (including, if applicable, execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Buyer and its assigns to exercise and enforce all its rights hereunder and to vest and maintain vested in the Buyer and its assigns a valid, first priority perfected ownership interest in the Receivables of such Originator, the Collections thereof, the Lock-Boxes of such Originator, the Lock-Box Accounts of such Originator and proceeds thereof free and clear of any Adverse Claim; provided that the Originators shall not be required to cause the interest in the Lock-Box Accounts to be perfected through the execution of the Lock-Box Agreements until the date that is 45 days after the Closing Date. The Buyer or its assignee will be authorized and permitted to file any continuation statements, amendments thereto and assignments thereof pursuant to Article 9 of the UCC.

               (ii) Such Originator will only change its name or corporate structure or relocate its state of incorporation, chief executive office or the Records following thirty (30) days advance notice to the Buyer and the delivery to the Buyer of all financing statements, instruments and other documents (including direction letters and opinions) reasonably requested by the Buyer.

               (iii) Such Originator will at all times maintain its jurisdiction of organization within a jurisdiction in the United States of America in which Article 9 of the UCC is in effect. If Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect Buyer’s interests under this Agreement, such Originator will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents and the interests of the Buyer in the Receivables, Collections and the proceeds thereof.

     (h) Performance of Duties. Such Originator will perform its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. Such Originator (at its expense) will, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable originated by it, (ii) comply in all material respects with its Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Buyer in the Receivables of such Originator, Collections thereof and the proceeds thereof.

     (i) Payments on Receivables, Accounts. Such Originator will instruct all Obligors to deliver payments on the Receivables sold by it hereunder to a Lock-Box or a Lock-Box Account; provided that, with respect to any Obligor that had been instructed to send payments on any Receivable to the JPMorgan Lock-Box or JPMorgan Lock-Box Account, the Originator will instruct each such Obligor to deliver payments on its Receivables to a Lock-Box or a Lock-Box Account within 45 days after the Closing Date. If any such payments or other Collections are received by such Originator, it shall hold such payments in trust for the benefit of the Buyer and its assigns and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. Within 45 days after the Closing Date, such Originator shall have delivered to the Agent and executed and acknowledged copy of a Lock-Box Agreement substantially in the form of Exhibit H to the Second Tier Agreement (with such changes acceptable to the Agent) from each of its Lock-Box Banks. Such Originator will cause each of its Lock-Box Banks to comply with the terms of each applicable Lock-Box Agreement. Such Originator will not permit the funds that do not constitute proceeds of Receivables to be deposited into any of its Lock-Box Accounts. If such funds are nevertheless deposited into any of its Lock-Box Accounts, such Originator will promptly identify such funds for segregation. Such Originator will not, and will not permit any Servicer or other Person to, commingle Collections or other funds to which the Buyer is entitled with any other funds. Such Originator shall only add a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit G to the Second Tier Agreement if the Buyer and the Agent have received notice of such addition, an executed and acknowledged copy of a Lock-Box Agreement substantially in the form of Exhibit H to the Second Tier Agreement (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. Such Originator shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Buyer and the Agent.

     (j) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) of the Second Tier Agreement and then subject to Section 1.5 of the Second Tier Agreement and Section 3.2 of this Agreement, such Originator will not extend, amend, rescind or cancel any Receivable.

     (k) Change in Business or Credit and Collection Policy. Such Originator will not make any material change in its Credit and Collection Policy or any change in its business that would reasonably be expected to have a Material Adverse Effect.

     (l) Accounting for Sale. Such Originator will not account for, or otherwise treat the transactions contemplated hereby other than as a sale of Receivables or inconsistent with the Buyer’s (or the Agent’s as the Buyer’s assignee) ownership interest in the Receivables and Collections.

     5.2 Corporate Separateness. Each Originator and Buyer agree to conduct its business in a manner materially consistent with factual assumptions set forth in the opinion of Sidley Austin Brown & Wood LLP, dated the date hereof, with respect to certain bankruptcy law matters, which opinion was delivered to the Purchasers pursuant to the Second Tier Agreement.

SECTION 6. TERMINATION OF PURCHASES

     6.1 Voluntary Termination. The purchase and sale of Receivables pursuant to this Agreement may be terminated by any party, upon five Business Days’ prior written notice to the other party and the Agent.

     6.2 Automatic Termination. The purchase and sale of Receivables pursuant to this Agreement shall automatically terminate upon the occurrence of (i) a Bankruptcy Event with respect to any Originator, or (ii) the Termination Date.

SECTION 7. INDEMNIFICATION

     7.1 Originators’ Indemnity. Without limiting any other rights any such Person may have hereunder or under applicable law, each Originator hereby indemnifies and holds harmless, on an after-Tax basis, the Buyer, its assigns and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and court costs (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to this Agreement, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties in connection with the transactions contemplated by this Agreement (including any action taken by Buyer as attorney-in-fact for each Originator pursuant to Section 3.3(b)), whether arising by reason of the acts to be performed by the Indemnified Party hereunder or otherwise, or the acquisition by the Buyer of an interest in the Receivables generated by such Originator other than Excluded Losses, and including without limitation arising out of or otherwise relating to any of the following:

               (i) any representation or warranty made by such Originator (or any employee or agent of such Originator) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by such Originator pursuant to the Transaction Documents, which shall have been false or incorrect in any material respect when made or deemed made;

               (ii) a failure by such Originator to comply with any applicable law, rule or regulation related to any Receivable sold by it, or the nonconformity of any such Receivable with any such applicable law, rule or regulation;

               (iii) the failure of such Originator to vest and maintain vested in the Buyer, a perfected ownership or security interest in the Receivables sold by it and the Collections and proceeds with respect thereto, free and clear of any Adverse Claim;

               (iv) any commingling of funds to which the Buyer is entitled hereunder with any other funds of such Originator;

               (v) any failure of any such Originator’s Lock-Box Banks to comply with the terms of the applicable Lock-Box Agreement or any failure by JPMorgan Chase Bank to forward any Collections sent to the JPMorgan Lock-Box or the JPMorgan Lock-Box Account to any Originator, a Lock-Box or a Lock-Box Account;

               (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable sold by such Originator, or any other claim resulting from the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any such Obligor to pay undisputed indebtedness;

               (vii) any failure of such Originator to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party;

               (viii) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to the obligations of such Originator or the Receivables sold by such Originator under this Agreement; or

               (ix) any tax or governmental fee or charge (other than franchise taxes and taxes on or measured by the net income of any Indemnified Party), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of the Receivables sold by such Originator hereunder.

     7.2 Excluded Losses; Reimbursement of Legal Fees. The term “Excluded Losses” means Indemnified Losses to the extent (a) resulting from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the bankruptcy or lack of creditworthiness of the Obligor and for which reimbursement would constitute recourse to the Buyer or any Originator for uncollectible Receivables, or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of such Indemnified Party; provided, however, that nothing contained in this sentence shall limit the recourse to any Originator for any amounts otherwise specifically provided to be paid by such Originator hereunder.

SECTION 8. MISCELLANEOUS

     8.1 Amendments, Waivers, etc. No amendment of this Agreement or waiver of any provision hereof or consent to any departure by any party therefrom shall be effective without the written consent of the party that is sought to be bound. Any such waiver or consent shall be effective only in the specific instance given. No failure or delay on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Each Originator and Buyer agree that the Purchasers may rely upon the terms of this Agreement, and that the terms of this Agreement may not be amended, nor any waiver of those terms be granted, without the consent of the Agent and each Purchaser Agent.

     8.2 Assignment under Second Tier Agreement. Each Originator hereby acknowledges that on the date hereof the Buyer has collaterally assigned for security purposes all of its right, title and interest in, to and under this Agreement to the Agent, for the benefit of the Purchasers pursuant to the Second Tier Agreement and that the Agent, the Purchaser Agents and the

Purchasers are third party beneficiaries hereof. Each Originator hereby further acknowledges that after the occurrence and during the continuation of a Termination Event all provisions of this Agreement shall inure to the benefit of the Agent, the Purchaser Agents and the Purchasers, including the enforcement of any provision hereof to the extent set forth in the Receivables Sale Agreement, but that none of the Agent, the Purchaser Agents or any Purchaser shall have any obligations or duties under this Agreement. No purchases shall take place hereunder at any time that the Agent has exercised its right to enforce the Buyer’s rights hereunder pursuant to Section 1.8 of the Receivables Sale Agreement. Each Originator hereby further acknowledges that the execution and performance of this Agreement are conditions precedent for the Agent, the Purchaser Agents and the Purchasers to enter into the Second Tier Agreement and that the agreement of the Agent, the Purchaser Agents and Purchasers to enter into the Second Tier Agreement will directly or indirectly benefit such Originator and constitutes good and valuable consideration for the rights and remedies of the Agent, the Purchaser Agents and each Purchaser with respect hereto.

     8.3 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Second Tier Agreement. Neither any Originator nor Buyer may assign or transfer any of its rights or delegate any of its duties without obtaining the prior consent of, in the case of an Originator, the Agent and Buyer, and in the case of Buyer, the Agent. Each Originator acknowledges that Buyer’s rights under this Agreement are being assigned to the Agent under the Second Tier Agreement and that the Agent shall exercise those rights directly, to the extent permitted by the Second Tier Agreement.

     8.4 Survival. The rights and remedies with respect to any breach of any representation and warranty made by any Originator or Buyer pursuant to Section 4 and the indemnification provisions of Section 7 shall survive any termination of this Agreement.

     8.5 Costs, Expenses and Taxes. In addition to the obligations of the Originators under Section 7, the Originators, jointly and severally, agree to pay on demand all costs and expenses incurred by the Buyer and its assigns (other than Excluded Losses) in connection with the enforcement of, or any actual or claimed breach of, this Agreement, including the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement in connection with any of the foregoing. The Originators, jointly and severally, also agree to pay on demand all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement.

     8.6 Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

     8.7 Illinois. This Agreement and any other agreements executed hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of Illinois.

     8.8 No Proceedings. Each Originator agrees, for the benefit of the parties to the Second Tier Agreement, that it will not institute against Buyer, or join any other Person in instituting against Buyer, any proceeding of a type referred to in the definition of Bankruptcy Event until one year and one day after no investment, loan or commitment is outstanding under the Second Tier Agreement. In addition, all amounts payable by Buyer to the Originators pursuant to this Agreement shall be payable solely from funds available for that purpose (after Buyer has satisfied all obligations then due and owing under the Second Tier Agreement).

     8.9 Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person.

     8.10 Payments and Computations. All amounts to be paid or deposited hereunder by one Person to another Person shall be paid or transferred on the day when due in immediately available Dollars by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt. Each Originator shall, to the extent permitted by law, pay to Buyer upon demand interest on all amounts not paid or transferred by such Originator when due hereunder at a rate equal to Prime Rate plus 2% calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any interest accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest and fees shall be calculated for the actual days elapsed based on a 360 day year.

     8.11 Confidentiality. The Originators and the Servicer hereto agree to hold the Transaction Documents or any other confidential or proprietary information of Buyer, the Agent, the Purchaser Agents or the Purchasers received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, financial advisors, auditors or attorneys thereof, or (ii) Governmental Authorities with appropriate jurisdiction, provided that the Originators and the Servicer may provide copies of the Transaction Documents (other than the Fee Letters) to the lenders under the USF Credit Agreement. Notwithstanding the above stated obligations, the Originators will not be liable for disclosure or use of such information which such Originator can establish by tangible evidence: (i) was required by law, including pursuant to a subpoena or other legal process, (ii) was in such Originator’s possession or known to such Originator prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Originator’s obligations hereunder).

     8.12 Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

     8.13 Cumulative Rights and Severability. All rights and remedies of Buyer hereunder shall be cumulative and non-exclusive of any rights or remedies Buyer has under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

     8.14 Submission to Jurisdiction. The Originators and the Servicer hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois state court sitting in Chicago, Illinois for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. Each of the Originators and the Servicer hereby irrevocably waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 8.14 shall affect the right of Buyer to bring any action or proceeding against any Originator, the Servicer or its property in the courts of other jurisdictions.

     8.15 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

     8.16 USA Patriot Act Notice. The Buyer hereby notifies the Originators that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), certain of the Purchasers and the Agent are required to obtain, verify and record information that identifies each USF Entity, which information includes the name and address of each USF Entity and other information that will allow such Purchaser or the Agent, as applicable, to identify each USF Entity in accordance with the Act.

     8.17 Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

USF REDDAWAY INC., as an Originator

By:	/s/ Fritz Gerding

Name:	Fritz Gerding

Title:	Vice President, Finance and CFO

USF HOLLAND INC., as an Originator

By:	/s/ John M. O’Sullivan

Name:	John M. O’Sullivan

Title:	Vice President, Finance and CFO

USF FINANCE COMPANY LLC, as Buyer

By:	/s/ Chester J. Popkowski

Name:	Chester J. Popkowski

Title:	President

USF CORPORATION, as Servicer

By:	/s/ Chester J. Popkowski

Name:	Chester J. Popkowski

Title:	Vice President, Finance and Internal Audits, and Treasurer

S-1

EXHIBIT A

Form of Joinder Agreement

[ ], 200_

     Reference is made to that Purchase and Sale Agreement dated as of December 28, 2004 (as amended, supplemented, restated or otherwise modified, the “Sale Agreement”) among USF Reddaway Inc., USF Holland Inc., USF Finance Company LLC, and USF Corporation, as Servicer. Capitalized terms used but not defined herein shall have the same meanings as such terms are used in the Sale Agreement.

     Pursuant to Section 2.7 of the Sale Agreement,    (the “New Originator) hereby requests to become, effective on    , 200   (the “Effective Date”), a “Originator” under the Sale Agreement.

     By executing and delivering this Joinder Agreement, the New Originator confirms to and agrees with each other party to the Sale Agreement that (i) it is a Subsidiary of the Parent, (ii) it has the organizational power to, and is duly authorized to, enter into this Joinder Agreement, (iii) it hereby makes as of the date hereof all representations made by an Originator in the Sale Agreement, (iv) on and after the Effective Date, it will be bound by the Sale Agreement as an Originator and (v) it will perform in accordance with the terms and conditions of the Sale Agreement all of its obligations as an Originator.

     This Joinder Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

A-1

     IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

[ ]

By:

Name:

Title:

Acknowledged and consented by

USF FINANCE COMPANY LLC

By:

Name:

Title:

USF CORPORATION

By:

Name:

Title:

ABN AMRO BANK N.V., as Agent

By:

Name:

Title:

By:

Name:

Title:

A-2